Exhibit 99.1

For Immediate Release

CPG International Announces New Appointments

Wednesday, October 1, 2008

CPG International, Inc. (the “Company”), a leading manufacturer of premium, branded, low maintenance building products for both residential and commercial markets, today announced several changes within the management team. Chris Bardasian, President of Scranton Products Inc., is leaving the Company effective as of September 30, 2008 and will be replaced by Donald C. Wharton, who will be promoted to President of Scranton Products effective October 1, 2008. In addition, Kevin Sloan, Senior Vice President, Operations of the Company is leaving the Company effective as of October 31, 2008 and will be replaced by Jason Grommon, who will be promoted to Senior Vice President, Operations of the Company effective November 1, 2008. Mr. Bardasian and Mr. Sloan joined the Company in 2007 as part of the Procell acquisition and each has served in various roles in the Company during the integration and management transition.

Mr. Wharton joined Scranton Products in September 2008 as Vice President and General Manager having previously served as President of the Gunlocke Company, an operating company of HNI Corporation, a leading manufacturer of office furniture products. Prior to working at Gunlocke, Mr. Wharton held senior leadership positions in finance and sales analysis for Allsteel and Moen companies along with strategic business roles for Chase Manhattan Banking Corporation of New York. Mr. Wharton holds a business degree from the University of North Dakota and an MBA from Cleveland State University.

Mr. Grommon joined the Company as Vice President Operations in August 2008 having previously served as Vice President of Operations and General Manager for the Gunlocke Company, an operating company of HNI Corporation, a leading manufacturer of office furniture products. Mr. Grommon began his career as a Process Engineer, holding increasingly more responsible positions in manufacturing as a Production Manager, Manufacturing Manager and later as Vice President Manufacturing. Mr. Grommon holds a Bachelor of Science in Industrial Engineering from the University of Iowa.

The Company’s chief executive officer, Eric Jungbluth, said “I would like to acknowledge and thank Chris Bardasian and Kevin Sloan for their significant contributions and leadership over the past year and a half. We wish them well as they move on to pursue other interests and opportunities.”

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered, premium, low-maintenance, building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. The Company’s products are marketed under several brands including AZEK® Trim and Mouldings, AZEK® Deck, Santana Products, Comtec Industries, Capitol, EverTuff™, TuffTec™, Hiny Hider® and Celtec®, as well as many other brands. For additional information on CPG please visit our web site at WWW.CPGINT.COM.